Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

	Zaheed Mawani	Laurie Stacy
	Investor Contact	Media Contact
	t: 919-573-3848	t: 540-561-1206
	e: zaheed.mawani@advanceautoparts.com	e: laurie.stacy@advanceautoparts.com

Advance Auto Parts Reports First Quarter Fiscal 2017 Results
•Company continues crucial investments in the Customer
•Increases multi-year gross productivity target from $500 million to $750 million

ROANOKE, VA., May 24, 2017 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the first quarter ended April 22, 2017. First quarter GAAP earnings per diluted share (Diluted EPS) were $1.46. First quarter Adjusted earnings per diluted share (Adjusted EPS) were $1.60, which exclude $0.14 of non-GAAP adjustments.

First Quarter Performance Summary

	Sixteen Weeks Ended
	April 22, 2017	April 23, 2016	BPS Inc(Dec)

Sales (in millions)	$2,890.8	$2,979.8

Comp Store Sales %	(2.7%)	(1.9%)

Gross Profit (in millions)	$1,270.7	$1,349.9
Gross Profit (% sales)	44.0%	45.3%	(135)

SG&A (in millions)	$1,090.9	$1,078.9
SG&A (% sales)	37.7%	36.2%	153

Adjusted SG&A (in millions) (1)	$1,065.8	$1,034.9
Adjusted SG&A (% sales)	36.9%	34.7%	214

Operating Income (in millions)	$179.8	$271.0
Operating Income (% sales)	6.2%	9.1%	(288)

Adjusted Operating Income (in millions) (1)	$204.9	$315.0
Adjusted Operating Income (% sales)	7.1%	10.6%	(349)

Diluted EPS	$1.46	$2.14
Adjusted EPS (1)	$1.60	$2.51

Avg Diluted Shares (in thousands)	74,093	73,847

(1)	For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release.

“Our first quarter comparable store sales declined 2.7%. As expected, comparable store sales were unfavorably impacted by the shift in New Year’s Day to the first quarter of 2017 as well as the significant shift of winter related demand into December. These factors pulled sales forward into the fourth quarter of 2016 and reduced comparable store sales in the first quarter. Taking into account these shifts and normalizing for their impact across the 28 week period including the fourth quarter of 2016 and first quarter of 2017, we delivered positive sequential improvement in comparable store sales performance of approximately 70 basis points versus the third quarter of 2016. This steady improvement demonstrates that we are making progress to improve our top line performance by taking decisive and consistent actions across the organization as we refocus the company on the customer,” said Tom Greco, President and Chief Executive Officer.

Greco continued, “As in the past several quarters, our operating margin reflects our deliberate choices to restore investments in the customer and improve overall service and delivery. In addition to making these critical customer investments, we are increasing and accelerating our initial gross productivity target of $500 million over 5 years to $750 million over 4 years. While some of this cost benefit will be used to fund growth initiatives, much of it will drive margin improvement. Our sustained focus on the customer will position us to deliver sequential top line improvement in comparable store sales and improved profitability as our productivity agenda accelerates in the second half of 2017.”

First Quarter 2017 Highlights

The sales decrease of 3.0% was primarily driven by the comparable store sales decline of 2.7%, which reflects the sequential timing impacts from the fourth quarter related to the shift in holiday timing, the seasonal demand shifts that occurred between quarters together with overall industry macro headwinds, partially offset by positive first quarter growth at Worldpac.

The Company's Gross Profit rate decrease was primarily driven by investments in the customer, inventory optimization efforts and supply chain expense deleverage due to the comparable store sales decline.

The Company's SG&A increase was in-line with Company expectations and reflects the incremental customer focused investments and expense deleverage due to the comparable store sales decline. In contrast to the first quarter of 2016, which included the impact of aggressive cost reduction actions that negatively impacted customer service, the Company is refocusing its priorities to put the customer first and is reinvesting to restore and enhance critical customer capabilities.

Overall, the Company's Operating Income decline was primarily driven by investments in the customer, expense deleverage due to the comparable store sales decline and inventory optimization efforts as outlined.

Operating cash flow decreased approximately 60.3% to $35.1 million through the first quarter of 2017 from $88.4 million through the first quarter of 2016. Free cash flow was negative $30.2 million through the first quarter of 2017 compared to negative $0.7 million through the first quarter of 2016 primarily driven by lower sales, partially offset by lower capital expenditures of $65.3 million versus $89.1 million in 2016.

Store Information

As of April 22, 2017, the Company operated 5,059 stores and 130 Worldpac branches and served approximately 1,250 independently owned Carquest stores.

Dividend

On May 16, 2017, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on July 7, 2017 to stockholders of record as of June 23, 2017.

Investor Conference Call

The Company will host a conference call on Wednesday, May 24, 2017, at 8:00 a.m. Eastern time to discuss its quarterly results. To listen to the live call, log on to the Company's website, www.advanceautoparts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until May 23, 2018.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of April 22, 2017, Advance operated 5,059 stores and 130 Worldpac branches and employed 74,000 Team Members in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves approximately 1,250 independently owned Carquest branded stores across these locations in addition to Mexico and the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2017 financial performance including adjusted operating income; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, free cash flow, income tax rate, General Parts integration costs and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; statements regarding productivity targets; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, AAP’s ability to implement its business and growth strategy; ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 31, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 22, 2017	December 31, 2016

Assets

Current assets:
Cash and cash equivalents	$126,087	$135,178
Receivables, net	683,024	641,252
Inventories	4,413,803	4,325,868
Other current assets	83,779	70,466
Total current assets	5,306,693	5,172,764

Property and equipment, net	1,439,621	1,446,340
Goodwill	990,695	990,877
Intangible assets, net	626,974	640,903
Other assets, net	64,674	64,149
	$8,428,657	$8,315,033

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,049,218	$3,086,177
Accrued expenses	563,276	554,397
Other current liabilities	47,137	35,472
Total current liabilities	3,659,631	3,676,046

Long-term debt	1,073,372	1,042,949
Deferred income taxes	446,128	454,282
Other long-term liabilities	225,851	225,564
Total stockholders' equity	3,023,675	2,916,192
	$8,428,657	$8,315,033

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 22, 2017 and April 23, 2016
(in thousands, except per share data)
(unaudited)

	Q1 2017	Q1 2016

Net sales	$2,890,838	$2,979,778
Cost of sales	1,620,154	1,629,889
Gross profit	1,270,684	1,349,889
Selling, general and administrative expenses	1,090,904	1,078,890
Operating income	179,780	270,999
Other, net:
Interest expense	(18,430)	(18,943)
Other income, net	4,813	3,123
Total other, net	(13,617)	(15,820)
Income before provision for income taxes	166,163	255,179
Provision for income taxes	58,203	96,366
Net income	$107,960	$158,813

Basic earnings per share (a)	$1.46	$2.16
Average shares outstanding (a)	73,782	73,401

Diluted earnings per share (a)	$1.46	$2.14
Average diluted shares outstanding (a)	74,093	73,847

(a)
Average shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter or year-to-date period, as applicable. At April 22, 2017 and April 23, 2016, we had 73,840 and 73,544 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 22, 2017 and April 23, 2016
(in thousands)
(unaudited)

	April 22, 2017	April 23, 2016

Cash flows from operating activities:
Net income	$107,960	$158,813
Depreciation and amortization	77,430	79,320
Share-based compensation	12,374	6,654
(Benefit) provision for deferred income taxes	(7,704)	7,164
Other non-cash adjustments to net income	1,974	(522)
Net change in:
Receivables, net	(42,207)	(50,224)
Inventories	(89,384)	(246,458)
Accounts payable	(36,710)	108,500
Accrued expenses	20,293	20,025
Other assets and liabilities	(8,945)	5,174
Net cash provided by operating activities	35,081	88,446

Cash flows from investing activities:
Purchases of property and equipment	(65,279)	(89,138)
Proceeds from sales of property and equipment	947	1,227
Other, net	193	—
Net cash used in investing activities	(64,139)	(87,911)

Cash flows from financing activities:
Increase in bank overdrafts	8,490	14,644
Net borrowings on credit facilities	30,000	26,000
Dividends paid	(8,902)	(8,850)
Proceeds from the issuance of common stock	1,036	1,085
Tax withholdings related to the exercise of stock appreciation rights	(5,707)	(11,134)
Repurchase of common stock	(3,121)	(11,813)
Other, net	(1,924)	(125)
Net cash provided by financing activities	19,872	9,807

Effect of exchange rate changes on cash	95	2,584

Net (decrease) increase in cash and cash equivalents	(9,091)	12,926
Cash and cash equivalents, beginning of period	135,178	90,782
Cash and cash equivalents, end of period	$126,087	$103,708

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements. The Company retrospectively adopted ASU 2016-09 in the first quarter of 2017, which resulted in a reclassification of $13,145 of excess tax benefits related to share-based compensation from financing activities to operating activities in the comparable period of last year.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. However, the Company has presented these non-GAAP financial measures as management believes that the presentation of its financial results that exclude non-cash charges related to the acquired General Parts intangibles and non-operational expenses associated with i) the integration of General Parts and ii) store closure and consolidation costs is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and relate to the integration of General Parts and store closure activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company’s performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business and the rationale for why providing these measures are useful to investors as a supplement to the GAAP measures.

General Parts Integration Expenses - As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company acquired General Parts International, Inc. (“General Parts”) for $2.08 billion on January 2, 2014 and is in the midst of a multi-year integration plan to integrate the operations of General Parts with Advance Auto Parts. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015 and the focus shifted to integrating the supply chain and information technology systems. Due to the size of the acquisition, the Company considers these expenses to be outside of its base business. Therefore, the Company believes providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of its financial statements in evaluating the operating performance of the base business and its sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store closure and consolidation expenses consist of expenses associated with the Company’s plans to convert and consolidate the Carquest stores acquired from General Parts. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of April 22, 2017, 659 Carquest stores acquired from General Parts had been consolidated into existing Advance Auto Parts stores format. As of April 22, 2017, the Company operated 565 stores under the Carquest name. While periodic store closures are common, these closures represent a major program outside of the Company’s typical market evaluation process. The Company believes it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of its base business and core operating performance. The Company also continues to have store closures that occur as part of its normal market evaluation process and has not excluded the expenses associated with these store closures in computing the Company’s non-GAAP measures.

The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Sixteen Week Periods Ended (in thousands, except per share data)
	April 22, 2017	April 23, 2016
Net income (GAAP)	$107,960	$158,813
SG&A adjustments:
GPI integration and store consolidation costs	12,865	31,353
GPI amortization of acquired intangible assets	12,279	12,662
Other income adjustment (a)	(8,375)	—
Provision for income taxes on adjustments (b)	(6,372)	(16,726)
Adjusted net income (Non-GAAP)	$118,357	$186,102

Diluted earnings per share (GAAP)	$1.46	$2.14
Adjustments, net of tax	0.14	0.37
Adjusted EPS (Non-GAAP)	$1.60	$2.51

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Sixteen Week Periods Ended (in thousands)
	April 22, 2017	April 23, 2016
SG&A (GAAP)	$1,090,904	$1,078,890
SG&A adjustments	(25,144)	(44,015)
Adjusted SG&A (Non-GAAP)	$1,065,760	$1,034,875

Reconciliation of Adjusted Operating Income:

	Sixteen Week Periods Ended (in thousands)
	April 22, 2017	April 23, 2016
Operating income (GAAP)	$179,780	$270,999
SG&A adjustments	25,144	44,015
Adjusted operating income (Non-GAAP)	$204,924	$315,014

(a)	The adjustment to Other income for the sixteen weeks ended April 22, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of General Parts.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Sixteen Week Periods Ended
	April 22, 2017	April 23, 2016
Cash flows from operating activities	$35,081	$88,446
Purchases of property and equipment	(65,279)	(89,138)
Free cash flow	$(30,198)	$(692)

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	Four Quarters Ended
	April 22, 2017	December 31, 2016
Total debt	$1,073,892	$1,043,255
Add: Capitalized lease obligation (Rent expense * 6)	3,226,140	3,221,202
Adjusted debt	4,300,032	4,264,457

Operating income	696,379	787,598
Add: Adjustments (a)	54,339	72,828
Depreciation and amortization	256,497	258,387
Adjusted EBITDA	1,007,215	1,118,813
Rent expense (less favorable lease amortization of $733 and $3,498, respectively)	537,690	536,867
Adjusted EBITDAR	$1,544,905	$1,655,680

Adjusted Debt to Adjusted EBITDAR	2.8	2.6

(a)
The adjustments to the four quarters ended April 22, 2017 include General Parts integration and store consolidation costs of $54.3 million. The adjustments to Fiscal 2016 include General Parts integration and store consolidation costs of $72.8 million.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

As of April 22, 2017, the Company operated 5,059 stores and 130 Worldpac branches and served approximately 1,250 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the sixteen weeks ended April 22, 2017.

	AAP	AI	CARQUEST	WORLDPAC	Total

December 31, 2016	4,273	181	608	127	5,189
New	8	1	3	3	15
Closed	(4)	—	(2)	—	(6)
Consolidated	(3)	—	(6)	—	(9)
Converted	38	—	(38)	—	—
April 22, 2017	4,312	182	565	130	5,189